Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between David Kutil, an individual (“you” or “your”), and Research Solutions, Inc., a Nevada corporation (the “Company”). This Agreement is effective as of July 30, 2026 (the “Effective Date”).

In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

1.            Position and Responsibilities. As of the Effective Date, you will serve as a full-time employee of the Company as the Company’s Chief Financial Officer (“CFO”). As CFO, you shall report directly to the Company’s Chief Executive Officer (the “CEO”). You shall have the duties, responsibilities and authority that are customarily associated with such position and such other senior management duties as may reasonably be assigned by the CEO and the Company’s Board of Directors (the “Board”), in each case, in accordance with Company policy as set forth from time to time by the Board and subject to the terms hereof. Additionally, at the request of the Company, you shall also serve, without additional compensation, as the CFO of the Company’s current and future subsidiaries. You shall devote substantially all of your business time and commit your best efforts to the Company’s business. Your duties shall be primarily performed at locations determined by the CEO from time to time and will be subject to requisite business travel. Nothing herein shall preclude you from (i) serving as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations subject to your notifying the Board of such activities, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder.

2.            Term. Your employment with the Company as CFO is at-will and either you or the Company may terminate such employment at any time and for any reason, with or without Cause (as defined below), in each case subject to the terms and provisions of this Agreement. The terms of Sections 8 through 15 and Section 18 shall each survive any termination or expiration of this Agreement or of your employment.

3.            Salary, Bonus, Equity Incentives and Other Benefits. For the avoidance of doubt, the Board may delegate its authority and responsibilities under this Section 3 to a committee of members of the Board, subject to the requirements of applicable law.

(a)            Base Salary. During your employment as CFO under this Agreement, you will be paid an annual base salary at least equal to two hundred seventy-five thousand dollars ($275,000) (the “Base Salary”) for your services as CFO, payable in the time and manner that the Company customarily pays its employees. Your Base Salary shall also be reviewed annually by the Board and may be adjusted by the Board in its discretion.

(b)            Bonus Compensation. You are eligible to participate in the Company’s executive bonus plans as determined by the Board, the specifics of which are determined from time to time by the Compensation Committee. You will be eligible for an annual bonus for fiscal 2027 of fifty-five thousand dollars ($55,000) if you achieve one hundred percent (100%) of your annual bonus targets, as determined by the Board.

(c)            Equity. During your employment as CFO under this Agreement, you shall be eligible to participate in equity incentive plans that are offered to senior executives of the Company, as determined from time to time by the Board

4.            Business Expenses. During your employment as CFO under this Agreement, you will be reimbursed for all reasonable business expenses (including, but without limitation, travel expenses) upon the properly completed submission of requisite forms and receipts to the Company in accordance with the Company’s expense reimbursement policies as in effect from time to time.

5.            Limitation on Payments. If any payment or benefit to or for your benefit, whether under this Agreement or otherwise (collectively, the “Total Payments”), would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed by Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to such excise tax. Unless you and the Company otherwise agree in writing, any determination required under this Section 5 shall be made by a qualified independent accounting firm or other qualified advisor selected by the Company, whose determination shall be final and binding absent manifest error. The Company shall pay the fees and expenses of such advisor. Any reduction required under this Section 5 shall be made in a manner determined by the Company that is consistent with Section 409A of the Code and, to the extent practicable, preserves the aggregate value of the Total Payments to you.

6.            Employee Benefit Programs. You will be eligible to participate in all employee benefit programs and perquisites in a manner commensurate with similarly situated employees of the Company and its controlled affiliates, subject to satisfying the applicable eligibility requirements. The Company may amend, modify or terminate these benefits at any time and for any reason.

7.            Consequences of Termination of Employment. Unless the Company and you otherwise agree in writing, upon termination of your employment as CFO for any reason, you shall be deemed to have immediately resigned from all positions as an officer (and/or director, if applicable) with the Company (and its respective affiliates) as of your last day of employment (the “Termination Date”). Upon termination of your employment as CFO for any reason, you shall receive payment or benefits from the Company covering the following: (i) all unpaid salary and unpaid vacation accrued through the Termination Date, (ii) any payments/benefits to which you are entitled under the express terms of any applicable Company employee benefit plan, (iii) any unreimbursed valid business expenses for which you have submitted (or timely submit) properly documented reimbursement requests in accordance with Section 4, and (iv) your then outstanding equity compensation awards will be governed by their applicable terms (collectively, (i) through (iv) are the “Accrued Pay”). You may also be eligible for other post-employment payments and benefits as provided in this Agreement. For purposes of this Agreement, “Qualifying Termination” means (1) either (a) a termination of your employment as CFO without Cause by the Company, or (b) a resignation of your employment as CFO by you for Good Reason, and (2) that you have timely complied with the release of claims requirements of Section 7(e). For the avoidance of doubt, a termination of your employment due to death or Disability is addressed in Section 7(d) below and will not be considered a Qualifying Termination.

(a)            For Cause. For purposes of this Agreement, your employment may be terminated by the Company for “Cause” as a result of the occurrence of one or more of the following:

(i)            your conviction of, or a plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude;

(ii)           your failure to comply in any material respect with the terms of this Agreement, the Confidentiality Agreement (as defined below), or the policies and procedures of the Company or a Company affiliate at which you serve as an officer and/or director, the violation of which results in material harm to the Company, or your repeated failure to carry out any reasonable directive of the CEO and/or the Board concerning the operations of the Company or its affiliates;

(iii)          your acts (or omissions) of fraud, theft, embezzlement or other illegal conduct in your performance of duties for the Company or a Company affiliate;

(iv)          your material breach of any fiduciary duty owed to the Company or any Company affiliate, including any material breach of your duties of loyalty, care or good faith;

(v)            your material misconduct, gross negligence or willful failure to perform your duties with respect to the Company’s accounting, financial reporting, disclosure controls and procedures, internal control over financial reporting, audit processes, SEC filings or other public-company reporting obligations, including any knowing or willful certification of, or participation in the preparation of, materially false or misleading financial statements, reports, certifications or disclosures;

(vi)          your material violation of the Company’s code of business conduct and ethics, insider trading policy, related person transaction policy, whistleblower policy, disclosure controls and procedures, internal control policies, or any other written policy applicable to senior executive officers of the Company;

(vii)         your willful misconduct or knowing failure to cooperate in good faith with any internal investigation, Board or committee inquiry, independent auditor request, regulatory inquiry, government investigation or similar proceeding relating to the Company or any Company affiliate; or

(viii)        your engaging in any act of dishonesty, disloyalty, moral turpitude, or any other conduct in connection with your responsibilities to the Company and/or any of its affiliates that causes, or would be reasonably expected to cause, material harm to the Company or any Company affiliate.

Prior to your termination for Cause, you will be provided with written notice from the Company describing the conduct forming the basis for the alleged Cause. To the extent such conduct and its consequences are capable of being cured, as determined by the Board in its good faith discretion, you will have forty-five (45) days following receipt of such notice to cure such conduct and consequences to the reasonable satisfaction of the Board before the Company may terminate you for Cause; provided that no cure period will be required for conduct involving fraud, theft, embezzlement, intentional misconduct, a knowing violation of law, a material breach of fiduciary duty, or other conduct that the Board determines in good faith is not reasonably capable of cure. Any termination for “Cause” will not limit any other right or remedy the Company may have under this Agreement or otherwise.

In the event your employment is terminated by the Company for Cause you will be entitled only to your Accrued Pay, and you will be entitled to no other compensation from the Company.

For the avoidance of doubt, terminations of employment due to death or Disability, which are addressed in Section 7(d) below, are not terminations for Cause.

(b)            Qualifying Termination. The Company may terminate your employment as CFO with or without Cause at any time and for any reason with notice, or you may resign your employment as CFO for Good Reason upon thirty (30) days advance written notice. If your employment as CFO is terminated due to a Qualifying Termination, then you will be eligible to receive the items set forth below subject to your timely compliance with Section 7(e) and further provided that no payments for such Qualifying Termination shall be made until on or after the date of a “separation from service” within the meaning of Code Section 409A.

(i)            If the Company terminates your employment as CFO between July 1 and September 1 of a given fiscal year, the Company shall pay you for any accrued but unpaid bonus payable pursuant to Section 3(b) above with respect to the immediately preceding completed fiscal year (with such payment occurring at the same time that the final bonus payment would be made if you had remained employed and taking into account any interim payments previously made) (the “Earned Bonus”);

(ii)           The Company shall pay you a pro rata portion of any bonus payable pursuant to Section 3(b) above in respect of the fiscal year in which the Termination Date occurs, if any, pro-rated for the number of days in such fiscal year in which you were employed over the number of total calendar days in such fiscal year (with such payment occurring at the same time that the bonus payment would be made if you had remained employed) (the “Pro Rata Bonus”);

(iii)          Subject to Section 11 below, the Company shall provide you with cash payments over the six (6)-month period following your Termination Date (the “Severance Period”) equal in the aggregate to your then current annual Base Salary (prior to any reduction giving rise to Good Reason) pro-rated for such period. The cash payments provided by this subpart (iii) shall be paid to you in substantially equal installments payable under regular payroll practices over the Severance Period; once such payments commence, they will include any unpaid amounts accrued from your Termination Date;

(iv)          Subject to Section 7(g) and Section 18 below, your then outstanding equity awards shall be governed by the terms of the applicable Company equity incentive plan and award agreement(s);

(v)           The Company shall continue to pay the Company portion of the premiums for your Company group medical insurance coverage (or alternative comparable coverage) for up to six (6) months after the Termination Date provided you continue to timely pay the same portion (if any) of the necessary premium that you were responsible to pay as of immediately before your Termination Date. In all cases, the coverage (and/or reimbursement payments) provided in this subpart shall immediately terminate if you are offered comparable coverage in connection with your employment by another employer; and

(vi)          For purposes of this Agreement, you may resign your employment from the Company as CFO for “Good Reason” within ninety (90) days after the date that any one of the following events described in subparts (1) through (3) (any one of which will constitute “Good Reason”) has first occurred without your written consent. Your resignation for Good Reason will only be effective if the Company has not cured or remedied the Good Reason event within thirty (30) days after its receipt of your written notice (such notice shall describe in reasonable detail the basis and underlying facts supporting your belief that a Good Reason event has occurred). Such notice of your intention to resign for Good Reason must be provided to the Company within sixty (60) days of the initial existence of a Good Reason event. Failure to timely provide such written notice to the Company or failure to timely resign your employment for Good Reason means that you will be deemed to have consented to and waived the Good Reason event. If the Company does timely cure or remedy the Good Reason event, then you may either resign your employment without Good Reason or you may continue to remain employed subject to the terms of this Agreement. “Good Reason” means:

(1)            During any period in which you are serving as CFO, you have incurred a material diminution in your responsibilities, duties or authority (provided, however, that following a change of control, either a change in your title or position or reporting relationship or the fact that the Company may have become a subsidiary or division of another entity following a change of control shall not by itself constitute Good Reason);

(2)            During any period in which you are serving as CFO, you have incurred a material diminution in your Base Salary; or

(3)            The Company has breached a material provision of this Agreement.

For the avoidance of doubt, this Section 7(b) does not apply to terminations of employment due to death or Disability which are addressed in Section 7(d) below.

(c)            Voluntary Termination. In the event you voluntarily terminate your employment with the Company as CFO without Good Reason, you will be entitled to receive only your Accrued Pay. You will be entitled to no other compensation from the Company in connection with your role as CFO. The Company requests that you provide at least two weeks’ advance written notice of your intention to resign without Good Reason. In the event that you provide to the Company with such two weeks’ advance written notice the Company shall have the option, in its sole discretion, to make your termination effective at any time prior to the end of such notice period as long as the Company pays you all compensation to which you are entitled up through the last day of the two week notice period. For the avoidance of doubt, this Section 7(c) does not apply to terminations of employment due to death or Disability which are addressed in Section 7(d) below.

(d)            Death or Disability. In the event your employment with the Company as its CFO is terminated as a result of your death or is terminated by the Company due to your Disability, then you or your estate will be eligible to receive: (i) your Accrued Pay, (ii) the then outstanding equity awards shall be governed by the terms of the applicable Company equity incentive plan and award agreement(s), and (iii) the Earned Bonus (if applicable and to the extent not previously paid in respect of the immediately preceding fiscal year). For purposes of this Agreement, “Disability” is defined to occur when you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for more than ninety (90) consecutive days or more than one hundred and twenty days (120) in any twelve-month period.

(e)            Release of Claims. As a condition to receiving (and continuing to receive) the payments and benefits provided in Section 7(b), you must (i) within not later than forty-five (45) days after your Termination Date, execute (and not subsequently revoke) and deliver to the Company a general release of claims (the “Release”) in a form acceptable to the Company, and (ii) remain in full compliance with such Release.

(f)             No Offset for New Employment. There shall be no offset obligation in the event you commence employment as an executive and/or officer with any other company or organization during the Severance Period. For the avoidance of doubt, this Section 7(f) does not limit the Company's offset rights under Section 14 for amounts you owe to the Company or for future co-payments for continuing post-termination benefits.

(g)            Termination of Benefits. In the event that, during the Severance Period, (i) you breach any of the provisions of the Confidentiality Agreement, or (ii) you directly or indirectly, become employed by or undertake any independent contractor relationship with, or otherwise provide services in any capacity to, or become a stockholder, member or other equity holder of, a Competitor, then the Board may, in its sole and absolute discretion, terminate all remaining payments contemplated by Sections 7(b)(ii), 7(b)(iii) and 7(b)(v), immediately upon prior written notice. For purposes of this Agreement, “Competitor” means any person or entity that develops, provides, markets, licenses or sells products or services that compete with the Company’s products or services, including products or services used for the discovery, access, procurement, delivery, management, organization, analysis or workflow automation of scholarly, scientific, technical, medical, academic or other research content, information or documents.

8.            Confidential Information and Inventions Assignment Agreement; Confidentiality. You will be required, as a condition of your employment with the Company, to execute and deliver to the Company on or before the Effective Date, the Company’s form of Confidential Information and Inventions Assignment Agreement as may be amended from time to time by the Company (the “Confidentiality Agreement”), the form of which is attached hereto as Exhibit A.

9.            Assignability; Binding Nature. Commencing on the Effective Date, this Agreement will be binding upon you and the Company and your respective successors, heirs, and assigns. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred except in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company’s obligations under this Agreement contractually or as a matter of law Your rights and obligations under this Agreement shall not be transferable by you by assignment or otherwise provided, however, that if you die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

10.            Governing Law; Arbitration. This Agreement will be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the state of Wisconsin. Any controversy or claim relating to this Agreement or any breach thereof, and any claims you may have arising from or relating to your employment with the Company, will be settled solely and finally by arbitration as provided in the Confidentiality Agreement provided that this Section 10 shall not be construed to eliminate or reduce any right the Company or you may otherwise have to obtain a temporary restraining order or a preliminary or permanent injunction to enforce any of the covenants contained in this Agreement before the matter can be heard in arbitration.

11.            Taxes. Anything to the contrary notwithstanding, all payments made by the Company hereunder to you or your estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. This Agreement and its payments and benefits are intended to comply with (or be exempt from) the requirements of Section 409A of the Code and will be interpreted and administered in accordance with such intention. In the event this Agreement or any benefit paid to you hereunder is deemed to be subject to Section 409A of the Code, you consent to the Company adopting such conforming amendments or taking such actions as the Company deems necessary, in its reasonable discretion, to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A. Notwithstanding any provision in the Agreement to the contrary, if upon your “separation from service” within the meaning of Code Section 409A, you are then a “specified employee” (as defined in Code Section 409A), then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such “separation from service” under this Agreement until the earlier of (i) the first business day of the seventh month following your “separation from service,” or (ii) ten (10) days after the Company receives written notification of your death. Any such delayed payments shall be made without interest. Additionally, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. The Company will have no liability to you or any other person if any amounts paid or payable are subject to the additional tax and/or penalties and/or interest under Code Section 409A. To the extent any amount constituting “nonqualified deferred compensation” subject to Code Section 409A would become payable by reason of a change of control, it shall become payable only if the event or circumstances constituting the change of control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of Code Section 409A. For purposes of Code Section 409A, each payment made to you under this Agreement will be designated as a separate payment.

12.            Entire Agreement. Except as otherwise specifically provided in this Agreement, this Agreement (and its Exhibits) contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.

13.            Covenants.

(a)            As a condition of this Agreement and also to your receipt of any post-employment benefits, you agree that you will fully and timely comply with all of the covenants set forth in this Section 13(a) (which shall survive your termination of employment and termination or expiration of this Agreement):

(i)            During your employment with the Company and for a period of twelve (12) months following the Termination Date (the “Restricted Period”), you shall not, directly or indirectly, provide services to a Competitor that are the same as or substantially similar to the services you provided to the Company during the twelve (12) months preceding the Termination Date, within any geographic area in which you had material responsibilities on behalf of the Company during such period; provided, however, that this Section shall not prohibit you from providing services to a division, subsidiary or business unit of a Competitor that does not compete with the business of the Company for which you had material responsibility, or from owning, solely as a passive investment, not more than two percent (2%) of the outstanding securities of any class of a publicly traded company.

(ii)           During the Restricted Period, you shall not, directly or indirectly, on behalf of a Competitor (A) solicit for employment or engagement any employee, consultant or independent contractor of the Company with whom you worked or had material business contact during the twelve (12) months preceding the Termination Date; or (B) solicit any customer of the Company with whom you had material business contact or about whom you obtained material confidential information during the twelve (12) months preceding the Termination Date, for the purpose of providing products or services that compete with those provided by the Company. General solicitations or advertisements not specifically directed at any such person shall not constitute a violation of this Section.

(iii)          You will fully comply with all obligations under the Confidentiality Agreement and further agree that the provisions of the Confidentiality Agreement shall survive any termination or expiration of this Agreement or termination of your employment or any subsequent service relationship with the Company;

(iv)          Within ten (10) days of the Termination Date (or earlier if specified in the Confidentiality Agreement), you shall return to the Company all Company confidential information including, but not limited to, intellectual property, etc. and you shall not retain any copies, facsimiles or summaries of any Company proprietary information;

(v)           Except for truthful statements made in compliance with legal process or governmental inquiry, you will not at any time during the period of your employment with the Company and for one year after the Termination Date, make (or direct anyone to make) any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company’s (or its affiliates) products or services or work-in-progress, that are harmful to their businesses, business reputations or personal reputations; and

(vi)          You agree that you shall reasonably cooperate with the Company and its affiliates and representatives before and after the Termination Date in connection with any action, investigation, proceeding, litigation or otherwise with regard to matters in which you knowledge as a result of your service. The Company will reimburse you for reasonable out-of-pocket expenses incurred in connection with such cooperation if such cooperation occurs after your Termination Date.

(b)            You also agree that you will fully and timely comply with all of the covenants set forth in this Section 13(b) (which shall survive your termination of employment and termination or expiration of this Agreement):

(i)            Within ten (10) days of the Termination Date, you shall return to the Company all Company (and Company affiliate) property including, but not limited to, computers, cell phones, pagers, keys, business cards, etc.;

(ii)           Within thirty (30) days of the Termination Date, you will submit any outstanding expense reports to the Company on or prior to the Termination Date;

(iii)          As of the Termination Date, you will no longer represent that you are an officer, director or employee of the Company or any Company affiliate and you will immediately discontinue using your Company (and any Company affiliate) mailing address, telephone, facsimile machines, voice mail and e-mail; and

(iv)          You will provide written notice to the Company within ten (10) business days after the date that you have agreed to accept new full or part time employment or agreed to provide consulting or other services to another entity or venture.

(c)            You acknowledge that in the event of (i)  a violation of any of the covenants contained in Section 13 of this Agreement or (ii)  the termination by the Company of your employment for Cause as provided in Section 7(a), the Company would as a result sustain irreparable harm for which monetary damages are insufficient, and, therefore, you agree that in addition to any other remedies which the Company may have, the Company shall be entitled to seek equitable relief including specific performance and injunctions restraining you from committing or continuing any such violation.

14.            Offset. Notwithstanding the provisions of Section 7(f), any severance or other payments or benefits made to you under this Agreement may be reduced, in the Company’s reasonable discretion, by any amounts you owe to the Company or as will be needed to satisfy any future co-payments you would need to make for continuing post-termination benefits, provided however that any such offsets do not violate Code Section 409A or any other provision of applicable law.

15.            Notice. Any notice that the Company is required to or may desire to give you shall be given by personal delivery, recognized overnight courier service, email, facsimile or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice that you are required or may desire to give to the Company hereunder shall be given by personal delivery, recognized overnight courier service, email, facsimile or by registered or certified mail, return receipt requested, addressed to the Company’s General Counsel at its principal office, or at such other office as the Company may from time to time designate in writing. The date of actual delivery of any notice under this Section 15 shall be deemed to be the date of delivery thereof.

16.            Waiver; Severability. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Company in writing. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Except as expressly provided herein to the contrary, failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

17.            Voluntary Agreement. You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) the Company or its counsel to represent you or your counsel in this matter. You further represent that you have carefully read and understand the scope and effect of the provisions of this Agreement and that you are fully aware of the legal and binding effect of this Agreement. This Agreement is executed voluntarily by you and without any duress or undue influence on the part or behalf of the Company.

18.            Clawback. You acknowledge and agree that any incentive-based compensation, equity-based compensation, bonus, severance or other compensation paid, granted or awarded to you by the Company or any Company affiliate will be subject to recoupment, repayment, forfeiture, cancellation, offset or other recovery by the Company to the extent required by, and in accordance with, any clawback, recoupment or similar policy adopted or maintained by the Company from time to time, including any policy adopted or maintained to comply with Section 10D of the Securities Exchange Act of 1934, as amended, Rule 10D-1 promulgated thereunder, Nasdaq Listing Rule 5608, any other applicable securities exchange listing standard, and any other applicable law, rule or regulation. You agree to cooperate with the Company in good faith and to take all actions reasonably requested by the Company to effectuate any such recoupment, repayment, forfeiture, cancellation, offset or other recovery.

19.            Indemnification/D&O Insurance. The Company shall enter into its standard form of indemnification agreement, or a substantially similar agreement, with you promptly following the Effective Date. To the extent that obtaining a directors’ and officers’ liability insurance policy is available on commercially reasonable terms consistent with what the Company has obtained in the past, the Company will maintain a directors’ and officers’ liability insurance policy and you will be covered under such policy while you are an officer and director of the Company and thereafter, in each case, consistent with and to the extent of whatever is then made available for other directors and executive officers.

Please acknowledge your acceptance and understanding of this Agreement by signing and returning it to the undersigned. A copy of this signed Agreement will be sent to you for your records.

AGREED:

RESEARCH SOLUTIONS, INC.	David Kutil

NAME: Roy Olivier
TITLE: Chief Executive Officer and President

EXHIBIT A

CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

(See attached)